As filed with the Securities and Exchange Commission on September 11, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNATE PHARMA S.A.
(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Innate Pharma S.A.
117, Avenue de Luminy
13009 Marseille, France
+33 4 30 30 30 30
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2024 Stock Option Plan
2024 Performance Free Share Allocation Plan
2024 Free Share Plan
(Full title of the plans)
Innate Pharma, Inc.
2273 Research Boulevard, Suite 350
Rockville, Maryland 20850
+33 4 30 30 30 30
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Linda Hesse
Jones Day
2, rue Saint-Florentin
75001 Paris, France
+33 1 56 59 38 72
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents of Innate Pharma S.A. (the “Registrant”), which are on file with the U.S. Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement:
(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) on April 4, 2024 (File No. 001-39084), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
(b) The Registrant’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on April 15, 2024 and its Exhibit 99.1, and May 14, 2024 and its Exhibit 99.1 (other than the quote from Hervé Brailly, Interim Chief Executive Officer of Innate Pharma S.A., the text and references in the box containing the webcast information, and the Company contact details for additional information), and all other reports on Form 6-K that are furnished to the Commission and that are identified in such form as being incorporated in this Registration Statement by reference, since the end of the fiscal year covered by the Registrant’s annual report on Form 20-F referred to in (a) above; and
(c) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed on October 10, 2019 (File No. 001-39084) under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including the description of our securities included as Exhibit 2.3 to the Company’s Annual Report on Form 20-F filed with the Commission on April 4, 2024.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

ITEM 4.	DESCRIPTION OF SECURITIES
Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under French law, provisions of by-laws that limit the liability of the members of the Executive and Supervisory Boards are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any member of the Executive and Supervisory Boards involved in a third-party action, provided that they acted in good faith and within their capacities as members of such boards of the company. Criminal liability cannot be indemnified under French law, whether directly by a company or through liability insurance.
The Company has a liability insurance for its Executive and Supervisory Board members, and insurance coverage for liability under the Securities Act. The Company also entered into agreements with its Executive and Supervisory Board members to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any Executive or Supervisory Board member in any action or proceeding arising out of his or her actions in that capacity. The Company believes that this insurance and these agreements are necessary to attract qualified Executive and Supervisory Board members.
These agreements may discourage shareholders from bringing a lawsuit against the Executive and Supervisory Board members for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the Executive and Supervisory Board members, even though such an action, if successful, might otherwise benefit the Company and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damages awards against its Executive and Supervisory Board members pursuant to these insurance agreements.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.	EXHIBITS
See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	By-laws (statuts) of the registrant (English translation)
4.2	2024 Stock Option Plan
4.3	2024 Performance Free Shares Allocation Program
4.4	2024 Free Shares Grant Program
5.1	Opinion of CMS Francis Lefebvre
23.1	Consent of Deloitte & Associés
23.2	Consent of CMS Francis Lefebvre (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8)
107	Calculation of Filing Fee Table

(1) To be subsequently filed, if applicable, by an amendment to this registration statement or from documents filed or to be filed with the SEC under the Exchange Act and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marseille, France on September 11, 2024.

INNATE PHARMA S.A.

By:	/s/ Hervé Brailly
Hervé Brailly
Chairman of the Executive Board
POWER OF ATTORNEY
We, the undersigned directors, officers and/or authorized representatives in the United States of Innate Pharma S.A., hereby severally constitute and appoint Dr. Hervé Brailly and Frédérick Lombard, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Innate Pharma S.A., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 11, 2024.

Signature	Title
/s/ Hervé Brailly
Hervé Brailly	Chairman of the Executive Board (Principal Executive Officer)

/s/ Frédéric Lombard Frédéric Lombard	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Irina Staatz-Granzer Irina Staatz-Granzer	Chairwoman of the Supervisory Board

/s/ Pascale Boissel	Vice Chairwoman of the Supervisory Board
Pascale Boissel

Jean-Yves Blay	Member of the Supervisory Board

Gilles Brisson	Member of the Supervisory Board

/s/ Véronique Chabernaud Véronique Chabernaud	Member of the Supervisory Board

/s/ Olivier Martinez Olivier Martinez	Member of the Supervisory Board

/s/ Sally Bennett Sally Bennett	Member of the Supervisory Board

Innate Pharma, Inc., Authorized Representative in the United States

By:	/s/ Hervé Brailly
Hervé Brailly
President